Exhibit 99.1

Outset Medical, Inc.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Outset Medical, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Outset Medical, Inc. (the Company) as of December 31, 2024 and 2023, the related statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 26, 2025 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Sufficiency of audit evidence over Tablo console revenue and service agreement revenue

As discussed in Note 2 to the financial statements, the Company derives revenue primarily from the sales of its products and services. Product revenue consists primarily of sales of Tablo consoles and related consumables, including Tablo cartridges and accessories. Service and other revenue consists primarily of revenue generated from service agreements and other revenue from shipping and handling charged to customers. The Company’s contracts with customers often include multiple performance obligations, such as products and services. The Company determines the amount and timing of revenue recorded for each performance obligation.

We identified the evaluation of the sufficiency of audit evidence over Tablo console revenue and service agreement revenue as a critical audit matter. During the year, two separate processes, including a manual process and a newly implemented automated process, were used in the recognition and recording of revenue. Challenging auditor judgment was required to evaluate the sufficiency of audit evidence due to the use of multiple processes throughout the year, as well as the nature of each process used in the Company’s determination of Tablo console revenue and service agreement revenue, including the timing of the revenue recognized.

The following are the primary procedures we performed to address this critical audit matter. We applied auditor judgment to determine the nature and extent of procedures to be performed over the Company’s determination of Tablo console revenue and service agreement revenue, including the timing of the revenue recognized. We evaluated the design and tested the operating effectiveness of certain controls related to the Company’s process to determine Tablo console revenue and service agreement revenue. This included controls over the Company’s determination and timing of revenue recognized using the manual and automated processes. We also involved IT professionals with specialized skills and knowledge who assisted in testing certain IT application and general IT controls used in the Company’s determination of Tablo console revenue and service agreement revenue. For samples of Tablo console revenue transactions and service agreement revenue transactions recorded under both the Company’s manual and automated processes, we evaluated the amount and timing of revenue recognized by comparing it to the underlying contract, and/or other supporting documentation, and recalculating the Company’s determination of revenue recognized. In addition, we evaluated the overall sufficiency of audit evidence obtained over Tablo console revenue and service agreement revenue by assessing the results of procedures performed, including the appropriateness of the nature and extent of audit effort.

/s/ KPMG LLP

We have served as the Company’s auditor since 2011.

San Francisco, California

February 26, 2025

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors Outset Medical, Inc.:

Opinion on Internal Control Over Financial Reporting

We have audited Outset Medical, Inc.’s (the Company) internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the balance sheets of the Company as of December 31, 2024 and 2023, the related statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes (collectively, the financial statements), and our report dated February 26, 2025 expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ KPMG LLP

San Francisco, California

February 26, 2025

Outset Medical, Inc.

Balance Sheets

(in thousands, except per share amounts)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$124,014	$68,509
Short-term investments	34,671	134,815
Accounts receivable, net	35,619	32,980
Inventories	59,387	49,215
Prepaid expenses and other current assets	4,530	5,700

Total current assets	258,221	291,219
Restricted cash	3,329	3,329
Property and equipment, net	8,133	13,273
Operating lease right-of-use assets	3,940	5,375
Other assets	2,172	605

Total assets	$275,795	$313,801

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,862	$5,827
Accrued compensation and related benefits	16,821	19,005
Accrued expenses and other current liabilities	8,205	13,459
Accrued warranty liability	1,938	3,712
Deferred revenue, current	12,753	11,727
Operating lease liabilities, current	1,799	1,593

Total current liabilities	45,378	55,323
Accrued interest	2,695	896
Deferred revenue	844	101
Operating lease liabilities	2,684	4,482
Term loans	197,375	130,113

Total liabilities	248,976	190,915

Commitments and contingencies (Note 6)
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized, and no shares issued and outstanding as of December 31, 2024 and 2023	—	—
Common stock, $0.001 par value; 300,000 shares authorized as of December 31, 2024 and 2023; 52,944 and 50,317 shares issued and outstanding as of December 31, 2024 and 2023, respectively	53	50
Additional paid-in capital	1,116,447	1,084,515
Accumulated other comprehensive income	42	68
Accumulated deficit	(1,089,723)	(961,747)

Total stockholders’ equity	26,819	122,886

Total liabilities and stockholders’ equity	$275,795	$313,801

The accompanying notes are an integral part of these financial statements

Outset Medical, Inc.

Statements of Operations

(in thousands, except per share amounts)

	Years Ended December 31,
	2024	2023	2022
Revenue:
Product revenue	$80,977	$103,537	$93,388
Service and other revenue	32,712	26,839	21,987

Total revenue	113,689	130,376	115,375
Cost of revenue:
Cost of product revenue	46,449	74,454	82,510
Cost of service and other revenue	28,676	26,922	15,032

Total cost of revenue	75,125	101,376	97,542

Gross profit	38,564	29,000	17,833
Operating expenses:
Research and development	38,397	57,307	48,855
Sales and marketing	70,044	96,232	89,482
General and administrative	43,498	45,231	40,515

Total operating expenses	151,939	198,770	178,852

Loss from operations	(113,375)	(169,770)	(161,019)
Interest income and other income, net	9,761	10,171	3,291
Interest expense	(23,871)	(12,675)	(3,566)
Loss on extinguishment of term loan	—	—	(1,367)

Loss before provision for income taxes	(127,485)	(172,274)	(162,661)
Provision for income taxes	491	523	295

Net loss	$(127,976)	$(172,797)	$(162,956)

Net loss per share, basic and diluted	$(2.46)	$(3.48)	$(3.38)

Shares used in computing net loss per share, basic and diluted	51,951	49,588	$48,161

The accompanying notes are an integral part of these financial statements

Outset Medical, Inc.

Statements of Comprehensive Loss

(in thousands)

	Years Ended December 31,
	2024	2023	2022
Net loss	$(127,976)	$(172,797)	$(162,956)
Other comprehensive (loss) income:
Unrealized (loss) gain on available-for-sale securities	(26)	632	(380)

Comprehensive loss	$(128,002)	$(172,165)	$(163,336)

The accompanying notes are an integral part of these financial statements

Outset Medical, Inc.

Statements of Stockholders’ Equity

(in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2021	47,241	$47	$1,000,212	$(184)	$(625,994)	$374,081
Issuance of common stock through employee stock purchase plan	193	—	4,202	—	—	4,202
Issuance of common stock for settlement of RSUs	241	—	—	—	—	—
Stock option exercises	790	1	3,839	—	—	3,840
Stock-based compensation expense	—	—	27,203	—	—	27,203
Unrealized loss on available-for-sale securities	—	—	—	(380)	—	(380)
Net loss	—	—	—	—	(162,956)	(162,956)

Balance as of December 31, 2022	48,465	$48	$1,035,456	$(564)	$(788,950)	$245,990
Issuance of common stock through employee stock purchase plan	559	1	7,509	—	—	7,510
Issuance of common stock for settlement of RSUs	708	—	—	—	—	—
Stock option exercises	585	1	2,916	—	—	2,917
Stock-based compensation expense	—	—	38,634	—	—	38,634
Unrealized gain on available-for-sale securities	—	—	—	632	—	632
Net loss	—	—	—	—	(172,797)	(172,797)

Balance as of December 31, 2023	50,317	$50	$1,084,515	$68	$(961,747)	$122,886
Issuance of common stock through employee stock purchase plan	1,040	1	2,200	—	—	2,201
Issuance of common stock for settlement of RSUs	1,515	2	293	—	—	295
Stock option exercises	72	—	83	—	—	83
Stock-based compensation expense	—	—	29,356	—	—	29,356
Unrealized loss on available-for-sale securities	—	—	—	(26)	—	(26)
Net loss	—	—	—	—	(127,976)	(127,976)

Balance as of December 31, 2024	52,944	$53	$1,116,447	$42	$(1,089,723)	$26,819

The accompanying notes are an integral part of these financial statements

Outset Medical, Inc.

Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2024	2023	2022
Cash flows from operating activities:
Net loss	$(127,976)	$(172,797)	$(162,956)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	29,356	38,634	27,203
Depreciation and amortization	5,728	5,810	5,169
Non-cash lease expense	1,435	1,271	1,114
Non-cash interest expense	2,574	1,828	381
Accretion (amortization) of discount (premium) on investments, net	(4,720)	(6,369)	449
Provision for inventories	561	733	2,610
Loss on disposal of property and equipment	53	106	39
Allowance for credit losses	2,374	184	37
Loss on extinguishment of term loan	—	—	1,367
Changes in operating assets and liabilities:
Accounts receivable	(5,012)	(5,094)	(2,506)
Inventories	(10,857)	1,647	(14,730)
Prepaid expenses and other assets	784	739	(1,215)
Accounts payable	(1,948)	5,312	(1,281)
Accrued compensation and related benefits	(1,889)	(2,515)	(3,428)
Accrued expenses and other current liabilities	(5,168)	(2,621)	1,811
Accrued warranty liability	(1,774)	91	(83)
Deferred revenue	1,769	3,015	2,161
Operating lease liabilities	(1,593)	(1,347)	(1,150)
Accrued interest	—	—	(721)

Net cash used in operating activities	(116,303)	(131,373)	(145,729)

Cash flows from investing activities:
Purchases of property and equipment	(912)	(3,440)	(8,325)
Purchases of investment securities	(156,584)	(172,284)	(261,154)
Sales and maturities of investment securities	261,434	258,750	203,184

Net cash provided by (used in) investing activities	103,938	83,026	(66,295)

Cash flows from financing activities:
Proceeds from stock option exercises and ESPP purchases	2,284	10,427	8,042
Proceeds from issuance of term loans, net of issuance costs	66,524	33,225	96,059
Repayment of term loan and extinguishment costs	—	—	(31,203)
Payment of deferred financing costs	(938)	—	—

Net cash provided by financing activities	67,870	43,652	72,898

Net increase (decrease) in cash, cash equivalents and restricted cash	55,505	(4,695)	(139,126)
Cash, cash equivalents and restricted cash as of beginning of period	71,838	76,533	215,659

Cash, cash equivalents and restricted cash as of end of period	$127,343	$71,838	$76,533

Summary of cash, cash equivalents and restricted cash reported within the balance sheets:

Cash and cash equivalents	$124,014	$68,509	$73,222
Restricted cash	3,329	3,329	3,311

Total cash, cash equivalents and restricted cash	$127,343	$71,838	$76,533

Supplemental cash flow disclosures:
Cash paid for income taxes	$593	$491	$385

Cash paid for interest	$20,685	$10,847	$3,185

Cash paid for amounts included in the measurement of operating lease liabilities	$1,593	$1,347	$1,150

The accompanying notes are an integral part of these financial statements

Outset Medical, Inc.

Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2024	2023	2022
Supplemental non-cash investing and financing activities:
Capital expenditures included in accounts payable and accrued expenses	$31	$159	$167

Transfer of inventories to property and equipment	$148	$119	$28

Right-of-use assets obtained in exchange for operating lease liabilities	$—	$528	$—

Deferred offering costs included in accrued expenses	$266	$—	$750

Transfer of property and equipment to inventories	$24	$—	$199

The accompanying notes are an integral part of these financial statements

Notes to Financial Statements

1. Description of Business

Outset Medical, Inc. (the Company) is a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis. Tablo® Hemodialysis System, cleared by the FDA for use from the hospital to the home, represents a significant technological advancement designed to transform the dialysis experience for patients and operationally simplify it for providers. Tablo serves as a single enterprise solution designed to be utilized across the continuum of care, allowing dialysis to be delivered anytime, anywhere, and by virtually anyone. The integration of water purification and on-demand dialysate production in a single 35-inch compact console enables Tablo to serve as a dialysis clinic on wheels. With a simple-to-use touchscreen interface, two-way wireless data transmission and a proprietary data analytics platform, Tablo is a new holistic approach to dialysis care. The Company’s headquarters are located in San Jose, CA.

Liquidity

Since inception, the Company has incurred net losses and negative cash flows from operations. For the years ended December 31, 2024, 2023, and 2022, the Company incurred net losses of $128.0 million, $172.8 million and $163.0 million, respectively, and cash outflow from operating activities of $116.3 million, $131.4 million and $145.7 million, respectively. As of December 31, 2024, the Company had an accumulated deficit of $1.1 billion.

As of December 31, 2024, the Company had a total cash, cash equivalents, restricted cash, and short-term investments balance of $162.0 million. In January 2025, the Company entered into securities purchase agreements (Securities Purchase Agreements) with various investors pursuant to which it sold 843,908 shares of its Series A Non-Voting Convertible Preferred Stock (Series A Preferred Stock) at a price of $200.00 per share in an offering (the Private Placement). Subject to the stockholder approval and beneficial ownership limitations, each share of Series A Preferred Stock will automatically convert into 250 shares of common stock for an aggregate of 210,977,000 shares of common stock. The gross proceeds from the Private Placement, before deducting placement agent fees and other offering expenses, were $168.8 million. An additional $3.9 million, for 19,432 shares of Series A Preferred Stock, will be invested by certain members of the Board of Directors and management upon shareholder approval.

In addition, in January 2025, the Company entered into a credit agreement and guaranty (the Perceptive Credit Agreement) with Perceptive Credit Holdings IV, LP, as administrative agent (Agent) and the lenders from time to time party thereto, which provided a $100 million 5-year term loan at closing and will provide an additional term loan of up to $25 million at our election, which is available for funding until July 14, 2027.

Starting January 2025, the Company is required to comply with certain covenants under the Perceptive Credit Agreement including, among others, requirements as to financial reporting, restrictions on its ability to incur additional indebtedness and to pay any dividends or other distributions on capital stock, maintenance of a minimum cash balance, and achievement of certain specified trailing twelve-month net revenue targets. If the Company fails to comply with any covenants, payments or other terms of the Perceptive Credit Agreement and such failure constitutes an event of default, such event of default would give Agent the right to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable. Further details of obligations under the Perceptive Credit Agreement are described in Note 13.

While the Company has taken actions to reduce operating expenses and working capital to align with anticipated revenue growth including implementing restructuring plans to streamline its overall organizational structure and renegotiating commitments with suppliers to reduce inventory, management expects to continue to incur operating losses in the near term while the Company makes investments to support its anticipated growth.

Furthermore, on September 23, 2024, the Company received notice from the Listing Qualifications staff of the Nasdaq Stock Market LLC (Nasdaq) that it no longer complied with the minimum bid price requirement for continued listing on the Nasdaq Global Select Market. On December 24, 2024, Nasdaq notified the Company that it had regained compliance with the minimum bid price requirement, as its stock had maintained a closing bid price above $1.00 for 15 consecutive trading days. However, on February 24, 2025, the Company received a second notice from Nasdaq of failure to comply with the minimum bid price requirement. If the Company is unable to regain compliance with the minimum bid price requirement within the applicable compliance period or otherwise maintain compliance with other applicable Nasdaq listing rules, it may not be able to maintain the listing of its common stock on Nasdaq, which could adversely affect its ability to issue additional securities or obtain additional financing on terms acceptable to it, or at all.

Management believes that the Company’s existing cash, cash equivalents, short-term investments, cash generated from sales, and proceeds recently received from the debt financing as well as proceeds received from the sale of Series A Preferred Stock described in Note 13, will be sufficient to meet its anticipated needs for at least the next 12 months from the issuance date of the accompanying financial statements.

Basis of Presentation

The financial statements have been prepared in accordance with U.S. GAAP. All share amounts disclosed in the notes to the financial statements are rounded to the nearest thousand except for per share amounts.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make judgments, estimates, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses. These judgments, estimates and assumptions are used for, but not limited to, revenue recognition, allowance for credit losses, inventory valuation and write-downs, warranty obligations, the fair value of equity awards, the valuation of investments, recoverability of the Company’s net deferred tax assets, and certain accrued expenses. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results may differ from those estimates under different assumptions or conditions and the differences may be material.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, restricted cash, short-term investments, and accounts receivable. Substantially all the Company’s cash and cash equivalents, restricted cash, and investments are held at one financial institution in the United States that management believes is of high credit quality. Such investments may, at times, exceed federally insured limits or may not be covered by deposit insurance at all.

For the year ended December 31, 2024, 2023 and 2022, the Company’s largest customer accounted for 16%, 13%, and 14% of revenues, respectively.

Accounts receivable are unsecured; however, the Company does assess the collectability of accounts receivable based on a number of factors, including past transaction history with, and the creditworthiness of, the customer. Accordingly, the Company is exposed to credit risk associated with accounts receivable. To reduce risk, the Company closely monitors the amounts due from its customers and assesses the financial strength of its customers through a variety of methods that include, but are not limited to, engaging directly with customer operations and leadership personnel, visiting customer locations to observe operating activities, and assessing customer longevity and reputation in the marketplace. A material default in payment or a material reduction in purchases from these or any other large customers could have a material adverse impact on the Company’s financial condition, results of operations, and liquidity. One customer accounted for 16% and 14% of accounts receivable as of December 31, 2024 and 2023.

The Company manufactures Tablo consoles, and a majority of Tablo cartridges, at its manufacturing facility in Tijuana, Mexico which it operates in collaboration with its outsourced business administration service provider, TACNA. The Company is subject to a number of risks associated with operating its Mexico-based manufacturing facility, and many of these risks may heighten to the extent the Company continues to ramp its cartridge manufacturing capabilities and increase its dependence on the Mexico-based manufacturing operations. The Company may experience strikes, work stoppages, work slowdowns, high personnel turnover, grievances, complaints, claims of unfair labor practices, other collective bargaining disputes or other labor disputes at its facility. The manufacturing operations at the facility may also suffer disruptions from global or regional public health crises such as the COVID-19 pandemic, natural disasters, cyber security attacks, vandalism, terrorism or other political hostilities. Any such occurrences could negatively impact the Company’s ability to produce Tablo consoles and cartridges. The Company is also subject to a variety of foreign laws and regulations, including trade (and potential tariff) and labor restrictions and laws relating to importation, exportation and taxation of goods, and U.S. laws and regulations relating to foreign operations. In addition, because certain of its Mexico-based manufacturing operations incur costs that are denominated in MXN, the Company is exposed to additional risk of currency fluctuations between USD and MXN, which could increase its product and labor costs, thus reducing its gross profit. To date, foreign currency transaction gains and losses have not been material to the Company’s financial statements.

Fair Value of Financial Instruments

The Company determines the fair value of an asset or liability based on the assumptions that market participants would use in pricing the asset or liability in an orderly transaction between market participants at the measurement date. The identification of market participant assumptions provides a basis for determining what inputs are to be used for pricing each asset or liability.

The Company classifies financial instruments using a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short maturities.

Credit Losses

Accounts receivable. Accounts receivable are recorded at invoice value, net of any allowance for credit losses. The allowance for credit losses is based on the Company’s assessment of its best estimate of the amount of receivables that will not be collected over the estimated life of the assets. The allowance is calculated by considering previous loss history, delinquency of receivables balances, current and anticipated future economic conditions that may affect a customer’s ability to pay. To the extent an individual customer’s credit quality deteriorates, the Company measures an allowance based on the risk characteristics of the individual customer. Once a receivable is deemed to be uncollectible, such balance is charged against the allowance. The allowance is calculated at each reporting period with changes recorded to general and administrative expense in the statements of operations.

The Company writes off accounts receivable when the Company has exhausted collection efforts without success, and payments subsequently received on such receivables are credited to the allowance in the period the payment is received.

Available-for-sale debt securities. The Company primarily holds U.S. government-sponsored enterprises debt securities, corporate debt securities, commercial paper, U.S. Treasury securities and money market funds. The Company regularly reviews the securities in an unrealized loss position and evaluates the current expected credit loss by considering factors such as historical experience, market data, financial condition and near-term prospects of the investee, the extent of the loss related to the credit of the issuer, and the expected cash flows from the security. The Company segments its portfolio based on the underlying risk profiles of the securities and has a zero-loss expectation for U.S. treasury and U.S. government-sponsored enterprises debt securities. The basis for this assumption is that these securities have consistently high credit ratings by rating agencies, have a long history with no credit losses, are explicitly guaranteed by a sovereign entity, which can print its own currency, and are denominated in a currency that is routinely held by central banks, used in international commerce, and commonly viewed as a reserve currency. Additionally, all of the Company’s investments in corporate debt securities are in securities with high-quality credit ratings, which have historically experienced low rates of default.

Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents. Cash equivalents are stated at fair value and consist primarily of amounts invested in money market funds and U.S. government-sponsored enterprises debt securities.

The Company primarily holds U.S. government-sponsored enterprises debt securities, corporate debt securities, commercial paper, and U.S. Treasury securities, and has the ability, if necessary, to liquidate any of its investments to meet its liquidity needs in the next 12 months, without significant penalty. Accordingly, those investments with contractual maturities greater than one year from the date of purchase are classified as short-term investments on the accompanying balance sheets. Short-term investments have been classified as available-for-sale at the time of purchase. The Company evaluates the appropriate classification of its investments as of each balance sheet date.

The Company’s investment securities are recorded at fair value based on the fair value hierarchy. Money market funds and U.S. Treasury securities are classified within Level 1 of the fair value hierarchy. Other securities are classified within Level 2 of the fair value hierarchy. Unrealized gains and losses, deemed temporary in nature, are reported as a separate component of accumulated other comprehensive income (loss).

A decline in the fair value of any security below cost that is deemed other than temporary results in a charge to earnings and the corresponding establishment of a new cost basis for the security. Premiums (discounts) are amortized (accreted) into interest income over the life of the related security as an adjustment to yield using the straight-line interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Inventories

Inventory is stated at the lower of cost or net realizable value, with approximate costs determined on a first-in, first-out basis. Inventory costs include direct materials, direct labor, and normal manufacturing overhead. The carrying value of inventories is reduced for any products that are considered excessive or obsolete based upon assumptions about future demand and market conditions. Any write-down of its inventory to net realizable value establishes a new cost basis and will be maintained even if certain circumstances suggest that the inventory is recoverable in subsequent periods. Costs associated with the write-down of inventory are recorded to cost of revenue on the statements of operations.

Property and Equipment, Net

Property and equipment, net is stated at cost, net of accumulated depreciation. Depreciation is generally computed using the straight-line method based on the estimated useful lives of the assets, which is generally two to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the assets estimated useful lives or the remaining term of the lease. Maintenance and repairs are charged to expense as incurred. Significant improvements that substantially enhance the useful life of an asset are capitalized and depreciated. When assets are retired or disposed of, the cost together with related accumulated depreciation is removed from the balance sheet and any resulting gain or loss is reflected in the statements of operations in the period realized.

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. There were no such impairment losses as of December 31, 2024 and 2023.

Leases

The Company determines if an arrangement is a lease at inception by assessing whether the arrangement contains an identified asset and whether it has the right to control the identified asset. Right-of-use (ROU) assets represent the Company’s right to use an underlying asset for the lease term. Operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease liabilities are recognized at the lease commencement date based on the present value of future lease payments over the lease term. ROU assets are based on the measurement of the lease liability and also include any lease payments made prior to or on lease commencement and exclude lease incentives and initial direct costs incurred, as applicable.

As the implicit rate in the Company’s leases is generally unknown, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The lease terms may include options to extend or terminate the lease when the Company is reasonably certain it will exercise such options. Lease costs for the Company’s operating leases are recognized on a straight-line basis over the reasonably assured lease term. Variable lease payments include lease operating expenses.

The Company has elected to not separate lease and non-lease components for any leases within its existing classes of assets and, as a result, accounts for any lease and non-lease components as a single lease component. The Company has also elected to not apply the recognition requirement to any leases within its existing classes of assets with a term of 12 months or less and does not include an option to purchase the underlying asset that the Company is reasonably certain to exercise.

Accrued Warranty Liability

The Company generally provides a one-year warranty for defective parts and workmanship on its Tablo consoles, commencing upon the transfer of title and risk of loss to the customer. The Company accrues the estimated cost of product warranties when it invoices the customer, based on historical experience and expected results. Should actual product failure rates and material usage costs differ from these estimates, revisions to the estimated warranty liability would be required. The Company periodically assesses the adequacy of its recorded product warranty liabilities and adjusts the balance as required. Warranty expense is recorded as a component of cost of product revenue in the statements of operations.

Contract Liabilities — Deferred Revenue

The timing of revenue recognition may differ from the timing of invoicing to customers. The Company records deferred revenue when revenue is recognized subsequent to invoicing. For service agreements, the Company generally invoices customers annually at the beginning of each annual coverage period. Deferred revenue that will be recognized during the 12 months following the balance sheet date is recorded as the current portion of deferred revenue and the remaining portion is recorded as noncurrent.

Revenue

The Company generates revenue primarily from the sale of its products and services. Product revenue consists primarily of sales of Tablo consoles and related consumables, including Tablo cartridges and accessories. Service and other revenue consists primarily of revenue generated from service agreements and other revenue from shipping and handling charged to customers.

Each customer contract defines our distinct performance obligations and the associated transaction price for each obligation. Tablo consoles and consumables are generally sold without the right of return. Revenue is recognized when a performance obligation is satisfied. Revenue from product sales is recognized at a point in time when management has determined that control has transferred to the customer, which is generally when legal title has transferred to the customer. Revenue from service agreements is recognized over time as the service is performed, typically evenly over the service period. Certain contracts include variable consideration such as rebates, revenue for such contracts is recognized only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

The Company’s contracts with customers often include multiple performance obligations, such as products and services. The Company determines the SSP based upon the facts and circumstances of each performance obligation (product or services), which often requires management’s judgement. The Company uses an observable price to estimate SSP for items that are sold separately, including service agreements. In instances where SSP is not directly observable, such as when the Company does not sell the product or service separately, the Company determines the SSP using information that may include market conditions and other observable inputs and allocates the contracted transaction price to each distinct performance obligation based upon the relative SSP. When SSP is not directly observable for a performance obligation, the Company utilizes the residual method to allocate revenue. The Company may offer additional goods or services to customers at the inception of customer contracts at prices not at SSP. If such contracts result in a material right, the Company allocates part of the transaction price to that right and recognizes the associated revenue when those future goods and services are transferred to the customer. SSP is assigned based on the estimated value of the material right. The Company establishes SSP ranges for its products and services and reassesses them periodically.

Costs associated with product sales include commissions. The Company applies the practical expedient to expense the commissions as incurred as the expected amortization period is one year or less. Commissions are recorded as sales and marketing expenses in the statements of operations.

Operating Lease Arrangements

The Company enters into operating lease arrangements that contain both lease and non-lease elements. The lease element includes Tablo consoles, while non-lease elements include consumables, services and training. Revenue related to such arrangements is allocated to lease and non-lease elements based on their relative SSP. Revenue for the lease element, net of any taxes collected from customers, is recognized on a straight-line basis as product revenue over the lease term, generally one month to one year, in the statements of operations. The costs of the leased Tablo consoles are included in property and equipment, net on the balance sheets and amortized to cost of product revenue.

Shipping and Handling Costs

Shipping and handling charged to customers are recorded as revenue. Shipping and handling costs are expensed as incurred and are included in sales and marketing expenses.

Stock-Based Compensation Expense

Stock-based compensation expense relates to stock options with a service-based vesting condition, stock options with performance and market-based vesting conditions, stock purchase rights under the ESPP, Restricted Stock Units (RSUs) and Performance Stock Units (PSUs) with performance or market-based vesting conditions. Stock-based compensation expense for the Company’s stock-based awards is based on their grant date fair value.

The fair value of stock options with a service condition and stock purchase rights under the ESPP on the grant date is estimated using the Black-Scholes option-pricing model. The fair value of these awards is recognized as compensation expense on a straight-line basis over the requisite service period in which the awards are expected to vest and forfeitures are recognized as they occur.

The Black-Scholes model considers several variables and assumptions in estimating the fair value of service-based stock options and stock purchase rights under the ESPP. These variables include the per share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected annual dividend yield and expected stock price volatility over the expected term. For all service-based stock options granted, the Company calculates the expected term using the simplified method for “plain vanilla” stock option awards. The Company had no publicly available stock price information prior to the IPO and limited available stock price information subsequent to the IPO; therefore, the Company has used the historical volatility of the stock price of similar publicly traded peer companies. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term on the equity settled award.

For stock options with performance- and market-based vesting conditions, stock-based compensation expense begins to be recognized over the remaining service period when it is considered probable that the performance vesting condition will be satisfied. Stock-based compensation expense related to these options is recognized using the accelerated attribution method as the performance-based vesting condition and not reversed if the achievement of the market condition does not occur. The fair value of these stock options is estimated using the Monte Carlo simulation model.

The fair value of RSUs and PSUs with a service- or performance-based vesting condition is based on the market price of the Company’s common stock on the date of grant. The determination of the stock-based compensation expense related to PSUs to be recognized in the statements of operations requires the use of certain estimates and assumptions. At each reported period, the Company reassesses the probability of the achievement of corporate performance goals to estimate the number of shares to be released. Any increase or decrease in stock-based compensation expense resulting from an adjustment in the estimated shares to be released is treated as a cumulative catch-up in the period of adjustment. If any of the assumptions or estimates used change significantly, stock-based compensation expense may differ materially from what the Company has recorded in the current period.

The fair value of PSUs with a market-based vesting condition is estimated using the Monte Carlo simulation model. Stock-based compensation expense related to these PSUs is recognized using the accelerated attribution method and not reversed if the achievement of the market conditions does not occur.

Research and Development

The Company expenses all research and development costs as incurred. These expenses include the costs of proprietary research and development efforts, quality engineering, clinical studies and trials, and regulatory affairs. Costs primarily consist of compensation and personnel costs, regulatory fees, consulting services, laboratory supplies and materials expenses, and infrastructure costs including facilities, depreciation, and information technology.

Advertising Costs

Advertising costs are expensed as incurred. The advertising costs for years ended December 31, 2024, 2023, and 2022 were not significant.

Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities and remeasured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain.

The Company utilizes a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon tax authority examination, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

The Company includes any penalties and interest expense related to income taxes as a component of other expense, net, as necessary.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding for the period, without consideration for potential dilutive securities.

Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares and common share equivalents of potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, awards under the Company’s equity compensation plan and warrants are considered to be potentially dilutive securities. For periods in which the Company reports net losses, basic net loss per share is the same as diluted net loss per share because the effects of potentially dilutive securities are antidilutive.

Employee Benefit Plan

The Company has a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan allows eligible employees to defer a portion of their eligible compensation on a pre- or post-tax basis. The Company is authorized to make matching contributions but did not make such contributions for the year ended December 31, 2021. Effective January 1, 2022, the Company began to match 100% of each employee’s contributions up to a maximum matching contribution equal to 2% of such employee’s eligible compensation, subject to the terms and limitations of the 401(k) plan and applicable law. The Company’s matching contributions were $1.5 million, $1.7 million and $1.4 million for the years ended December 31, 2024, 2023, and 2022, respectively.

Segment

The Company generates revenue primarily from the sale of its products and services. Product revenue consists primarily of sales of Tablo consoles and related consumables, including Tablo cartridges and accessories. Service and other revenue consists primarily of revenue generated from service agreements and other revenue from shipping and handling charged to customers. Tablo is a single enterprise solution that can be utilized in both the acute and home care settings. The Company derives revenue primarily in the United States and operates a manufacturing facility in Mexico. As the Company manages its business activities on a consolidated basis, the Company has one reportable segment. The Company’s chief operating decision maker (CODM), its Chief Executive Officer, reviews financial information on an aggregate basis for the purposes of allocating resources and evaluating financial performance.

Recently Adopted Accounting Pronouncement

In November 2023, the FASB issued Accounting Standards Update (ASU) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which requires that an entity disclose significant segment expenses impacting profit and loss that are regularly provided to the chief operating decision maker. The update is required to be applied retrospectively to prior periods presented, based on the significant segment expense categories identified and disclosed in the period of adoption. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-07 as of January 1, 2024. The adoption did not have a material impact on the Company’s financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (ASU 2023-09), which requires that an entity disclose specific categories in the effective tax rate reconciliation as well as provide additional information for reconciling items that meet a quantitative threshold. Further, the ASU requires certain disclosures of state versus federal income tax expense and taxes paid. This ASU is effective for fiscal years beginning after December 15, 2024. The Company does not expect the adoption of ASU 2023-09 to have a material impact on its financial statements.

In March 2024, the SEC adopted rules intended to enhance and standardize climate-related disclosures in registration statements and annual reports. The new rules will require disclosure of material climate-related risks, including the material impacts of these risks to the Company, the quantification of material impacts to the Company as a result of severe weather events and other natural conditions and Board of Directors’ oversight and risk management activities. The new rules follow a compliance phase-in timeline based on a company’s filing status. Large accelerated filers and accelerated filers (other than smaller reporting companies) are required to first incorporate such disclosures for fiscal years 2025 and 2026, respectively, followed by greenhouse gas-related disclosures, if material, for fiscal years 2026 and 2027, respectively. If we remain a smaller reporting company, we would first be required to incorporate such disclosures for fiscal year 2027 and would not be required to report greenhouse gas emissions data. In April 2024, the SEC determined to voluntarily stay the final rules pending certain legal challenges. The Company is currently evaluating the impact of these new rules on its financial statements and related disclosures.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (ASU 2024-03), which requires additional disclosures about the nature of expenses included in the income statement, such as purchases of inventory, employee compensation and depreciation. ASU 2024-03 will be effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adopting the standard on its financial statements and related disclosures.

3. Revenue from Contracts with Customers

Disaggregation of Revenue

Revenue by source consisted of the following (in thousands):

	Years Ended December 31,
	2024	2023	2022
Consoles	$29,832	$61,331	$64,590
Consumables	51,145	42,206	28,798

Total product revenue	80,977	103,537	93,388
Service and other revenue	32,712	26,839	21,987

Total revenue	$113,689	$130,376	$115,375

For the years ended December 31, 2024, 2023 and 2022, $0.2 million, $0.3 million and $2.0 million, respectively, of consoles revenue were from console operating lease arrangements.

Remaining Performance Obligations and Contract Liabilities

As of December 31, 2024, the aggregate amount of the transaction price allocated to the remaining performance obligations related to service agreements that are unsatisfied or partially unsatisfied was $13.6 million, which is recorded as deferred revenue on the Company’s balance sheet. Of that amount, $12.8 million will be recognized as revenue during the year ended December 31, 2025 and $0.8 million thereafter.

The contract liabilities consist of deferred revenue which represents payments received in advance of revenue recognition. During the years ended December 31, 2024, 2023 and 2022, the Company recognized $11.6 million, $8.7 million and $6.3 million, respectively, of previously deferred revenue.

4. Fair Value Measurements

The following tables summarize the Company’s financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

		December 31, 2024
	Valuation Hierarchy	Amortized Costs	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Aggregate Fair Value
Assets:
Cash equivalents:
Money market funds	Level 1	$110,979	$—	$—	$110,979
Short-term investments:
Corporate debt	Level 2	34,628	43	(1)	34,671

Total cash equivalents and short-term investments		$145,607	$43	$(1)	$145,650

		December 31, 2023
	Valuation Hierarchy	Amortized Costs	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Aggregate Fair Value
Assets:
Cash equivalents:
Money market funds	Level 1	$44,883	$—	$—	$44,883
Short-term investments:
U.S. Treasury securities	Level 1	53,790	58	(32)	53,816
U.S. government-sponsored enterprises debt securities	Level 2	29,645	24	(38)	29,631
Corporate debt	Level 2	33,214	56	—	33,270
Commercial paper	Level 2	18,097	5	(4)	18,098

Total cash equivalents and short-term investments		$179,629	$143	$(74)	$179,698

The Company’s Level 2 debt securities are valued using third-party pricing sources. The pricing services utilize industry standard valuation models, including both income and market-based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate fair value. These inputs include reported trades of and broker/dealer quotes on the same or similar securities, issuer credit spreads, benchmark securities, prepayment/default projections based on historical data and other observable inputs. The Company validates the prices provided by its third-party pricing services by understanding the models used, obtaining market values from other pricing sources and confirming those securities traded in active markets.

The following tables present the breakdown of the available-for-sale debt securities with unrealized losses as of December 31, 2024 and 2023 (in thousands):

	December 31, 2024
	Unrealized losses less than 12 months		Unrealized losses 12 months or greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate debt	$2,994	$(1)	$—	$—	$2,994	$(1)

Total	$2,994	$(1)	$—	$—	$2,994	$(1)

	December 31, 2023
	Unrealized losses less than 12 months		Unrealized losses 12 months or greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities	$8,416	$(16)	$17,925	$(16)	$26,341	$(32)
U.S. government-sponsored enterprises debt securities	18,757	(22)	8,488	(16)	27,245	(38)
Corporate debt	11,291	(4)	—	—	11,291	(4)

Total	$38,464	$(42)	$26,413	$(32)	$64,877	$(74)

The unrealized losses on the Company’s available-for-sale debt securities were caused by interest rate changes. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. As of December 31, 2024, the Company does not intend to sell the investments, and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity. Additional factors considered in determining the treatment of unrealized losses include the financial condition and near-term prospects of the investee, the extent of the loss related to the credit of the issuer, and the expected cash flows from the security. For the years ended December 31, 2024 and 2023, the Company did not recognize credit loss related to available-for-sales debt securities.

As of December 31, 2024, the remaining contractual maturities for short-term investments were as follows (in thousands):

Aggregate Fair Value
Due within one year	$33,352
After one but within five years	1,319

Total	$34,671

The estimated fair value of the term loans as of December 31, 2024 and 2023 was $212.1 million and $141.3 million, respectively. The fair value of term loans is based on quoted market prices for the same or similar issues or on the current rates offered for loan of similar maturities.

5. Balance Sheet Components

Restricted Cash

As of December 31, 2024 and 2023, the restricted cash balance of $3.3 million was related to collateral for the Company’s building leases in San Jose, CA and Tijuana, Mexico (see Note 6).

Accounts Receivable

The following table presents the activity in the Company’s allowance for credit losses (in thousands):

Balance as of December 31, 2023	$203
Increase in allowance	2,381
Write-offs	(7)

Balance as of December 31, 2024	$2,577

Inventories

Inventories consist of the following (in thousands):

	December 31,
	2024	2023
Raw materials	$25,703	$18,706
Work in process	9,973	8,728
Finished goods	23,711	21,781

Total inventories	$59,387	$49,215

Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2024	2023
Tablos under operating leases	$238	$522
Computers and software	4,783	5,148
Furniture and fixtures	1,910	1,983
Machinery and equipment	11,905	11,602
Leasehold improvements	9,685	9,621
Construction in progress	637	769

Total property and equipment	$29,158	$29,645
Less: accumulated depreciation and amortization	(21,025)	(16,372)

Property and equipment, net	$8,133	$13,273

Total depreciation and amortization expense for the years ended December 31, 2024, 2023 and 2022, was $5.7 million, $5.8 million, and $5.2 million, respectively.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2024	2023
Inventory	$2,079	$3,395
Research and development expenses	219	1,050
Professional services	1,084	1,153
Customer rebates	1,733	2,100
Other	3,090	5,761

Total accrued expenses and other current liabilities	$8,205	$13,459

Accrued Warranty Liability

The change in accrued warranty liability is presented in the following table (in thousands):

	December 31,
	2024	2023
Balance as of December 31, 2023	$3,712	$3,620
Additions charged to cost of product revenue	1,908	5,172
Consumption	(3,682)	(5,080)

Balance as of December 31, 2024	$1,938	$3,712

6. Commitments and Contingencies

Leases

In September 2019, the Company entered into an operating lease agreement for its facility and office space in San Jose, CA that commenced in April 2020 and expires in March 2027. This operating lease contains a free rent period and an escalation clause. The landlord provided the Company with a tenant improvement allowance of up to $2.0 million. The Company issued an irrevocable standby letter of credit in the amount of $0.3 million in lieu of a cash security deposit. The letter of credit is fully secured by cash held at the bank in a restricted account.

In May 2020, the Company entered into an operating lease agreement for its manufacturing facility in Tijuana, Mexico that commenced in May 2020 and will expire in August 2026. This operating lease contains a free rent period and an escalation clause. The Company issued an irrevocable standby letter of credit in the amount of $3.0 million, in lieu of a cash security deposit. The letter of credit is fully secured by cash held at the bank in a restricted account.

In May 2023, the Company entered into on an operating lease agreement for office space in Tijuana, Mexico for certain research and development and general and administrative activities. The lease will expire in 2028.

All three leases include renewal options at the election of the Company to renew or extend the lease. The Company evaluates renewal options at lease inception and on an ongoing basis and includes renewal options that it is reasonably certain to exercise in its expected lease terms when classifying leases and measuring lease liabilities.

The components of lease costs were as follows (in thousands):

	Years ended December 31,
	2024	2023	2022
Operating lease costs	$1,892	$1,837	$1,759
Variable lease costs	351	435	329
Short-term lease costs	115	94	170

Total lease costs	$2,358	$2,366	$2,258

The weighted-average remaining lease term and discount rate were as follows:

	December 31,
	2024	2023
Weighted-average remaining lease term (in years)	2.4	3.4
Weighted-average discount rate	8.8%	8.8%

The maturity of the Company’s operating lease liabilities as of December 31, 2024 were as follows (in thousands):

Years Ending December 31:
2025	$2,107
2026	1,952
2027	848
2028	53

Total lease payments	4,960
Less: imputed interest	(477)

Present value of operating lease liabilities	$4,483

Operating lease liabilities, current	$1,799
Operating lease liabilities, noncurrent	$2,684

Purchase Commitments

The Company’s commitments as of December 31, 2024 were $32.8 million relating to the Company’s open purchase orders and contractual obligations that occur in the ordinary course of business, including commitments with contract manufacturers and suppliers for which the Company has not received the goods or services, commitments for capital expenditures, consulting activities for which the Company has not received the services, and subscription of software services. Although open purchase orders are considered enforceable and legally binding, the terms generally allow the Company the option to cancel within a reasonable period, reschedule, and adjust its requirements based on its business needs prior to the delivery of goods or performance of services.

Litigation

On August 29, 2024, a purported stockholder class action lawsuit (the Porcelli Complaint), Porcelli, et al. v. Outset Medical, Inc., et al., 5:24-cv-06124-EJD, was filed in the U.S. District Court for the Northern District of California, naming the Company, its Chief Executive Officer, and Chief Financial Officer as defendants. On October 18, 2024, a second purported stockholder class action lawsuit (the Plymouth Complaint), Plymouth County Retirement Association v. Outset Medical, Inc, et al., 5:24-cv-06124-HSG, was filed in the U.S. District Court for the Northern District of California. The second lawsuit additionally names the Company’s former Chief Financial Officer as a defendant. The Porcelli Complaint alleges that between August 1, 2022 and August 7, 2024, the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (Exchange Act) by making false or misleading statements about the Company’s business, operations and prospects related to the sale and marketing of the Tablo Hemodialysis System and TabloCart with Prefiltration, including concerning the impact of certain FDA processes for these products on the Company’s revenue growth. The Plymouth Complaint alleges the same violations between September 15, 2020 and August 7, 2024.

On November 29, 2024, an Outset stockholder purporting to act on behalf of the Company filed an action in the U.S. District Court for the Northern District of California against current and former members of Outset’s Board of Directors and certain of its officers (“Derivative Defendants”), alleging that the Derivative Defendants breached their fiduciary duties to the Company in connection with the same alleged events and alleged materially false and misleading statements asserted in the class actions described above. The complaint also alleges, in connection with those alleged events, a series of claims for unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets. The complaint seeks unspecified monetary damages and other relief.

The cases are at a very early stage and the Company cannot currently estimate the loss or the range of possible losses it may experience in connection with this litigation.

In addition, from time to time, the Company may become involved in other legal proceedings or investigations, which could have an adverse impact on its reputation, business and financial condition and divert the attention of the Company’s management from the operation of the Company’s business.

Indemnifications

In the ordinary course of business, the Company often includes standard indemnification provisions in its arrangements with its partners, customers and suppliers. Pursuant to these provisions, the Company may be obligated to indemnify such parties for losses or claims suffered or incurred in connection with its service, breach of representations or covenants, intellectual property infringement or other claims made against such parties. These provisions may limit the time within which an indemnification claim can be made. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, the Company has not incurred any material costs as a result of such indemnification obligations and has not accrued any liabilities related to such obligations in these financial statements.

7. Term Loans

Term loans consist of the following (in thousands):

	December 31,
	2024	2023
Principal of term loans	$200,000	$133,476
Unamortized debt discount	(2,625)	(3,363)

Term loans, noncurrent	$197,375	$130,113

SLR Credit Facilities

On November 3, 2022 (the SLR Closing Date), the Company entered into two senior secured credit facilities, which collectively provide for borrowings of up to $300.0 million as follows: (i) up to a $250.0 million term loan facility pursuant to a loan and security agreement (the SLR Loan Agreement) among SLR Investment Corp., as collateral agent (SLR Agent), the lenders from time to time party thereto (the Term Loan Lenders) and the Company (the SLR Term Loan Facility), and (ii) up to a $50.0 million asset-based revolving credit facility pursuant to a credit agreement (the SLR Revolving Credit Agreement, together with the SLR Loan Agreement, the SLR Credit Facility Agreements) among Gemino Healthcare Finance, LLC d/b/a SLR Healthcare ABL, as lender (ABL Lender), and the Company (the SLR Revolver, together with the SLR Term Loan Facility, the SLR Credit Facilities).

The maximum amount the Company is permitted to borrow under the SLR Credit Facilities is subject to certain overall borrowing limitations that are tied to achieving certain specified revenue milestones and limit the maximum principal amount outstanding under the SLR Credit Facilities. As of December 31, 2024, the Company borrowed an aggregate principal amount of $200.0 million under the SLR Term Loan Facility, the full amount available under the borrowing limitations.

SLR Term Loan Facility

Under the SLR Loan Agreement, as subsequently amended on December 11, 2023, the Term Loan Lenders agreed to extend term loans to the Company in an aggregate principal amount of up to $250.0 million, comprised of (i) a term loan of $100.0 million (the Term A Loan), (ii) term loans in an aggregate principal amount of up to $100.0 million that was provided for in two increments, one of $33.5 million (the Term B-1 Loan) and one of $66.5 million (the Term B-2 Loan) and (iii) one or more term loans in an aggregate principal amount of up to $50.0 million (Term C Loans). Each Term A Loan, Term B Loan and Term C Loan is referred to single as a Term Loan and are referred to collectively as the Term Loans. The Term C Loans are subject to compliance with the borrowing limitations, Term Loan Lenders’ credit approval and the achievement of a specified net revenue milestone on or before June 30, 2025 and if available, would remain available for funding until one business day prior to November 1, 2027.

Any principal amount outstanding under the Term Loans will accrue interest at a rate per annum equal to one-month term Secured Overnight Financing Rate (SOFR) (subject to a 2.75% floor), plus 5.15% (9.67% as of December 31, 2024), payable monthly in arrears. The Company is permitted to make interest-only payments on the Term Loans through November 30, 2026. Any principal amounts outstanding under the Term Loans, if not repaid sooner, are due and payable on November 1, 2027 (the SLR Maturity Date). The Company is obligated to pay SLR Agent (i) a non-refundable facility fee in the amount of $750,000 in respect of the Term A Loan, (ii) a non-refundable facility fees in the aggregate amount of $750,000 in respect of the Term B-1 and B-2 Loans and (iii) a non-refundable facility fee in the amount of $375,000 in respect of the Term C Loan, to be due and payable upon the earliest to occur of (a) the funding of the first Term C Loan, (b) one day prior to the SLR Maturity Date and (c) the prepayment of the Term Loans. In addition, the Company is obligated to pay a final fee equal to 4.75% of the aggregate amount of the Term Loans funded, such final fee to be due and payable upon the earliest to occur of (i) the SLR Maturity Date, (ii) the acceleration of the Term Loans and (iii) the prepayment of the Term Loans. The Company may voluntarily prepay the outstanding Term Loans, subject to a prepayment premium of (i) 3.0% of the principal amount of the Term Loan, if prepaid prior to or on the first anniversary of the SLR Closing Date, (ii) 2.0% of the principal amount of the Term Loan, if prepaid after the first anniversary of the SLR Closing Date through and including the second anniversary of the SLR Closing Date, or (iii) 1.0% of the principal amount of the Term Loan if prepaid after the second anniversary of the SLR Closing Date and prior to the SLR Maturity Date.

SLR Revolver

The SLR Revolving Credit Agreement provides for an asset-based revolving credit facility with aggregate revolving commitments of $25.0 million (the Initial Revolver Commitment). The Company may request to increase the aggregate revolving commitments by $25.0 million (the Additional Tranche) to an aggregate amount of $50.0 million, subject to ABL Lender’s approval. Amounts available to be drawn under the SLR Revolver are equal to the lesser of (i) outstanding revolving commitments under the SLR Revolving Credit Agreement and (ii) a borrowing base (the Borrowing Base) equal to the sum of (a) 85% of eligible accounts receivable, plus (b) 25% of eligible inventory (not to exceed the lesser of 50% of the Borrowing Base and $5.0 million), minus (c) customary reserves, minus (d) unposted cash. As a result of the overall borrowing limitations set forth in the SLR Credit Facilities, amounts under the SLR Revolver are not currently available. As of December 31, 2024, the Company has not requested or received ABL Lender’s approval of the Additional Tranche.

Any principal amount outstanding under the SLR Revolver will accrue interest at a rate per annum equal to one-month term SOFR (subject to a 2.75% floor), plus 3.20%, payable monthly in arrears. Interest on any borrowing is payable monthly. The Company is obligated to pay Lender (i) a non-refundable facility fee in the amount of $187,500 in respect of the Initial Revolver Commitment, (ii) a non-refundable facility fee in the amount of $187,500 in respect of the Additional Tranche, to be due and payable upon activation of the Additional Tranche, (iii) a commitment fee of 0.50% per annum of the average daily unused portion of the then commitment amount, payable monthly and (iv) a collateral monitoring fee of 0.10% per month of the average daily Borrowing Base during the prior month, payable monthly. The Company may terminate the SLR Revolver at any time, subject to a termination fee of (i) 2.0% of the aggregate revolving commitments then in effect, if terminated prior to or on the first anniversary of the Closing Date, (ii) 1.0% of the aggregate revolving commitments then in effect, if terminated after the first anniversary of the SLR Closing Date through and including the second anniversary of the SLR Closing Date, or (iii) 0.5% of the aggregate revolving commitments then in effect, if terminated after the second anniversary of the SLR Closing Date through and including the third anniversary of the SLR Closing Date. Such termination fee is waived if the SLR Revolver is terminated after the third anniversary of the SLR Closing Date and prior to the SLR Maturity Date.

Subject to customary exceptions and restrictions, the Company may borrow, repay and reborrow varying amounts under the SLR Revolver at any time. If at any time the outstanding amount under the SLR Revolver exceeds the lesser of (i) the aggregate revolving commitments then in effect and (ii) the Borrowing Base then in effect, the Company will be required to prepay outstanding amounts under the SLR Revolver.

The SLR Revolver would have expired on November 1, 2027.

Other Terms of the SLR Credit Facilities

As security for its obligations under the SLR Credit Facilities, the Company granted SLR Agent, for the benefit of the Term Loan Lenders, and ABL Lender a security interest in substantially all of the assets of the Company, including the Company’s intellectual property, subject to certain exceptions.

The SLR Credit Facility Agreements contain customary representations and warranties and customary affirmative and negative covenants, including, among others, requirements as to financial reporting and insurance and restrictions on the Company’s ability to dispose of its business or property, to change its line of business, to liquidate or dissolve, to enter into any change in control transaction, to merge or consolidate with any other entity or to acquire all or substantially all the capital stock or property of another entity, to incur additional indebtedness, to incur liens on its property or to pay any dividends or other distributions on capital stock. The agreements also include a financial covenant that, beginning with the fiscal quarter ended December 31, 2023, the Company must either (i) maintain certain levels of cash and cash equivalents in accounts subject to control agreements in favor of SLR Agent and ABL Lender of at least 50% of the sum of (a) the outstanding obligations under the Term Loans (as defined below) and (b) the amount of the Company’s accounts payable that have not been paid within 120 days from the invoice date thereof or (ii) generate net product and product related revenue in excess of specified amounts and maintain gross profit margins in excess of specified percentages, in each case, for applicable measuring periods.

In addition, the SLR Credit Facility Agreements contain customary events of default that entitle SLR Agent, under the SLR Loan Agreement, and ABL Lender, under the SLR Revolving Credit Agreement, to cause the Company’s indebtedness under the SLR Loan Agreement or SLR Revolving Credit Agreement, as applicable, to become immediately due and payable, and to exercise remedies against the Company and the collateral securing the obligations owed under the applicable SLR Credit Facility Agreement. Under the SLR Credit Facility Agreements, an event of default will occur if, among other things, the Company fails to make payments under either SLR Credit Facility Agreement, the Company breaches covenants under either SLR Credit Facility Agreement, subject to specified cure periods with respect to certain breaches, the SLR Agent or ABL Lender, as applicable, determine that a material adverse change has occurred under the SLR Loan Agreement or SLR Revolving Credit Agreement, as applicable, or the Company or its assets become subject to certain legal proceedings, such as bankruptcy proceedings. Upon the occurrence and for the duration of an event of default, an additional default interest rate equal to 4.0% per annum will apply to all obligations owed under the SLR Credit Facility Agreements.

The debt issuance costs and the facility fees related to the Term A and B Loans were recorded as a direct deduction from the term loans balance on the balance sheets and are being recognized as non-cash interest expense over the term of the loans using the effective interest method, along with the final payment fee. The facility fees related to the Initial Revolver Commitment were recorded as deferred financing costs and are being recognized as non-cash interest expense over their respective commitment period using straight-line method.

The annual principal annual payments, excluding interest payments and the final fee, due on the term loans as of December 31, 2024 were as follows (in thousands):

Years Ending December 31:
2025	$—
2026	16,667
2027	183,333

Total principal payments	200,000
Less: unamortized debt discount	(2,625)

Total term loans, net of debt discount	$197,375

As of December 31, 2024, $200.0 million was outstanding under the SLR Term Loan Facility and no amounts were outstanding under the SLR Revolver. On January 3, 2025, we terminated the SLR Credit Facility Agreements and repaid in full all amounts due under its two existing senior secured credit facilities with (i) SLR Investment Corp. and (ii) ABL lender including the final payment of $7.5 million and termination fee of $0.1 million, using the proceeds from the Perceptive Credit Agreement, together with cash on hand. See Note 13 for more details.

8. Stock-Based Compensation

Equity Incentive Plan

In 2019, the Company terminated the 2010 Stock Incentive Plan (the 2010 Plan) and adopted the 2019 Equity Incentive Plan (the 2019 Plan, and together with 2010 Plan, the Prior Plans) for the purpose of providing incentive and non-statutory stock options to employees, directors and certain non-employees.

In 2020, the Company adopted the 2020 Equity Incentive Plan (the 2020 Plan, and together with the Prior Plans, the Plans), which became effective in connection with the IPO. As a result, the Company may not grant any additional awards under the Prior Plans. The Prior Plans will continue to govern outstanding equity awards previously granted thereunder. The Company initially reserved 3,665,000 shares of common stock for the issuance of awards under the 2020 Plan. In addition, the number of shares of common stock available under the 2020 Plan automatically increases on the first day of each fiscal year until (and including) the fiscal year ending December 31, 2030, with such annual increase equal to an amount equal to the lesser of (i) 4% of the number of shares of common stock issued and outstanding on December 31 of the immediately preceding calendar year, and (ii) an amount determined by the Company’s board of directors. As of December 31, 2024, 3,498,000 shares were reserved for future issuance under the 2020 Plan.

Options under the 2020 Plan have a contractual term of 10 years. The exercise price of an option shall not be less than 100% of the fair market value of the shares on the date of grant.

Stock Options

Subsequent to the first quarter of 2022, the Company no longer grants stock options. Service-based options previously granted to a grantee generally vest at a rate of 25% on the first anniversary of the original vesting date, with the balance vesting monthly over the remaining three years. A summary of the Company’s stock option activity under the Plans is set forth below (in thousands, except exercise price and remaining contractual life data):

	Outstanding Options	Weighted- Average Exercise Price	Weighted- Average Remaining Terms (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2023	1,935	$15.58
Granted	—	—
Exercised	(72)	$1.17
Forfeited and expired	(478)	$24.42

Outstanding as of December 31, 2024	1,385	$13.26	4.43	$—

Exercisable as of December 31, 2024	1,360	$12.62	4.40	$—

The total intrinsic value of options exercised during the years ended December 31, 2024, 2023 and 2022 was $0.2 million, $9.9 million and $22.2 million, respectively. The intrinsic value is the difference between the fair value of the Company’s common stock at the time of exercise and the exercise price of the stock option.

The total fair value of options that vested during the years ended December 31, 2024, 2023 and 2022 was $2.1 million, $3.6 million and $6.1 million, respectively. As of December 31, 2024, the total unrecognized stock-based compensation expense related to the stock options was $0.5 million, which will be recognized over a weighted-average period of 0.50 years.

Restricted Stock

The Company issues RSUs and PSUs, both of which are considered restricted stock. The Company grants restricted stock pursuant to the 2020 Plan and satisfies such grants through the issuance of new shares. RSUs are share awards that, upon vesting, will deliver to the holder shares of the Company’s common stock.

RSUs with a service-based vesting condition granted to a grantee, beginning in February 2022, generally vest over a three-year period as follows either: (i) 25% on the first anniversary of the original vesting date, 25% quarterly over the course of the second year, and 50% quarterly over the course of the third year, or (ii) 33% on the first anniversary of the original vesting date, with the balance vesting quarterly over the remaining two years. Annual RSUs granted to non-executive employees in 2024 vest over a two-year period at a rate of 50% on the first anniversary of the original vesting date, with the balance vesting quarterly over the remaining one year. Prior to February 2022, RSUs with a service-based vesting condition granted to a grantee generally vest at a rate of 25% on the first anniversary of the original vesting date, with the balance vesting quarterly over the remaining three years.

Since 2022, the Company has granted a mix of 50% PSUs and 50% RSUs to its CEO, and a mix of 20% PSUs and 80% RSUs to its other executive officers and certain other senior leaders on an annual basis. The PSUs are earned and vest based on achievement against two metrics:

•

The “Home PSUs” are earned based on the number of patients treating at home on Tablo as of the end of the second or third year following the grant date (Year 2 or Year 3), with earned units vesting either (i) 50% after certification of achievement following the end of Year 2 and 50% at the end of Year 3 or (ii) 100% after certification of achievement following the end of Year 3 (performance-based vesting conditions).

•

The “Relative TSR PSUs” are earned based on the Company’s relative total stockholder return (Relative TSR) at the end of a two-year or three-year performance period as compared to companies in a pre-determined index of medical device companies, in each case, with 100% of earned units vesting on, or after certification of achievement following, the third anniversary of the grant date (market-based vesting conditions).

The number of units earned varies based on actual performance as follows: (i) from 0% to 200% (250% for the CEO) of the target number of the Home PSUs granted, (ii) from 75% to 150% (250% for the CEO) of the target number of Relative TSR PSUs granted in 2022 and 2023 and (iii) from 0% to 200% (250% for the CEO) of the target number of Relative TSR PSUS granted in 2024.

The grant date for the Home PSUs is not considered established until the Compensation Committee of the Board approves the target and it is communicated to the award recipients, which then triggers the service inception date, the fair value of the awards, and the associated expense recognition period. Once the grant date for the Home PSUs has been established, the related stock-based compensation expense is recorded based on the forecasted performance, which is reassessed each reporting period based on the probability of achieving the performance conditions.

In 2024, the Company also granted a new type of PSU award to executive officers and certain other senior leaders which is earned and vests based on appreciation of the Company’s stock price above pre-determined stock price triggers or achievement of specified operating income targets over a performance period of up to three years.

Restricted stock activity was as follows (in thousands, except per share amounts):

	Restricted Stock Units	Performance Stock Units	Weighted-Average Grant Date Fair Value Per Share
	(RSU)	(PSU)	RSU	PSU
Outstanding as of December 31, 2023	2,594	432	$21.54	$22.50
Granted	4,238	4,809	$3.16	$1.09
Released	(1,516)	(56)	$18.91	$25.63
Forfeited	(1,879)	(3,728)	$9.41	$0.80

Outstanding as of December 31, 2024	3,437	1,457	$6.26	$7.58

The total grant date fair value of restricted stock vested for the years ended December 31, 2024, 2023 and 2022 were $27.2 million, $24.9 million, and $9.9 million, respectively. As of December 31, 2024, the total unrecognized stock-based compensation expense related to the restricted stock was $16.7 million, which will be recognized over a weighted-average period of 2.48 years.

Employees Stock Purchase Plan (ESPP)

In 2020, the Company adopted the ESPP. The Company initially reserved 687,000 shares of common stock for purchase under the ESPP. In addition, the number of shares of common stock available for issuance under the ESPP increases automatically on the first day of each fiscal year until (and including) the fiscal year ending December 31, 2030, with such annual increase equal to the lesser of (i) 687,000 shares, (ii) 1% of the number of common stock issued and outstanding on December 31 of the immediately preceding fiscal year, and (iii) an amount determined by the Company’s board of directors. As of December 31, 2024, 667,000 shares of common stock were reserved for issuance in connection with the current and future offering periods under the ESPP.

Subject to any limitations contained therein, the ESPP allows eligible participants to contribute, through payroll deductions, up to 15% of their eligible compensation to purchase the Company’s common stock at a purchase price equal to 85% of the fair market value of the common stock on the first day of the offering period or purchase date, whichever is lower. The ESPP generally provides for consecutive 6-month offering periods. Effective beginning with the offering period commencing on March 1, 2022, the ESPP allows eligible participants to purchase shares pursuant to a cashless exercise program, and the duration for each offering period is a 24-month period consisting of four separate consecutive purchase periods of six months in length. This includes a two-year look-back feature in the ESPP, with a reset feature, which causes the offering period to reset if the fair value of the Company’s common stock on the first day of a new offering period is less than that on the original offering date.

The grant date fair value and assumptions used in estimating the fair value of the stock purchase rights under the ESPP were as follows:

	Years Ended December 31,
	2024	2023	2022
Expected term (in years)	0.49 – 2.00	0.49 – 2.00	0.49 – 2.00
Expected volatility	81.7% – 215.2%	53.3% – 61.6%	41.1% – 58.0%
Risk-free interest rate	3.84% – 5.2%	4.81% – 5.4%	0.6% – 3.48%
Dividend yield	0%	0%	0%
Grant Date Fair Value	$0.15–$2.11	$3.25 – $8.27	$4.89–$16.23

As of December 31, 2024, the total unrecognized stock-based compensation expense related to the ESPP was $1.7 million, which will be recognized over a weighted-average period of 0.80 years.

Stock-based Compensation Expense

The following table sets forth stock-based compensation expense included in the statements of operations (in thousands):

	Years Ended December 31,
	2024	2023	2022
Cost of revenue	$1,372	$1,805	$701
Research and development	7,291	10,538	6,845
Sales and marketing	6,122	12,419	10,269
General and administrative	14,571	13,872	9,388

Total stock-based compensation expense	$29,356	$38,634	$27,203

9. Income Taxes

Loss before provision for income taxes were as follows for the periods indicated (in thousands):

	Years Ended December 31,
	2024	2023	2022
Domestic	$(116,693)	$(158,095)	$(153,226)
Foreign	(10,792)	(14,179)	(9,435)

Loss before provision for income taxes	$(127,485)	$(172,274)	$(162,661)

The provision for income taxes were $0.5 million, $0.5 million and $0.3 million for the years ended December 31, 2024, 2023 and 2022, respectively, which primarily related to foreign income taxes in Mexico. The Company has incurred net operating losses for all periods presented. The Company has not reflected any benefit of such net operating loss carryforwards in the financial statements. The Company has established a full valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

The effective tax rate differs from the federal statutory income tax rate applied to the loss before provision for income taxes and tax due to the following:

	Years Ended December 31,
	2024	2023	2022
Federal statutory income tax rate	21.0%	21.0%	21.0%
State taxes	1.1	3.2	4.2
Change in valuation allowance	(17.3)	(22.0)	(26.1)
Federal and state tax credits	1.4	1.3	1.4
Stock-based compensation expense	(5.3)	(2.0)	1.2
Non-deductible permanent expenses	(0.5)	(0.7)	(0.2)
Effect of deferred tax adjustment	(0.1)	—	0.2
Non-deductible compensation	(0.7)	(1.0)	(1.9)

Effective income tax rate	(0.4)%	(0.2)%	(0.2)%

Deferred tax assets and liabilities

Deferred income taxes reflect the net tax effect of temporary differences between amounts recorded for financial reporting purposes and amounts used for tax purposes. The major components of deferred tax assets and liabilities were as follows as of the dates indicated (in thousands):

	December 31,
	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$180,588	$161,189
Tax credits	18,163	16,343
Accrual and reserves	3,137	4,907
Tangible and intangible assets	3,534	2,894
Stock-based compensation expense	2,333	4,596
Capitalized research costs	29,014	29,663
Other deferred tax asset	8,386	3,812

Gross deferred tax assets	245,155	223,404
Valuation allowance	(244,165)	(222,061)

Net deferred tax assets	$990	$1,343

	December 31,
	2024	2023
Deferred tax liabilities:
Right-of-use assets	$(990)	$(1,343)

Gross deferred tax liabilities	$(990)	$(1,343)

Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. A valuation allowance is provided when it is not more likely than not that some portion of the deferred tax assets will be realized. Management believes that, based on a number of factors, it is more likely than not that the U.S. federal and state net deferred tax assets will not be fully realized, thus a full valuation allowance has been recorded as of December 31, 2024 and 2023. The change in the valuation allowance during the years ended December 31, 2024, 2023 and 2022 was an increase of $22.1 million, $37.8 million, and $42.6 million, respectively.

Starting in 2022, changes to Internal Revenue Code Section 174 made by the Tax Cuts and Jobs Act of 2017 (the TCJA) no longer permit an immediate deduction for research and development expenditures in the tax year that such costs are incurred. As a result, the Company capitalized such costs in its 2024, 2023 and 2022 income tax provisions, resulting in an increase in deferred tax assets.

Net Operating Loss and Tax Credit Carryforwards

As of December 31, 2024, the Company had a net operating loss carryforward for U.S. federal income tax purposes of $729.4 million. Federal net operating losses of $601.6 million incurred after 2017 do not expire but usage is limited to 80% of taxable income. The remaining $127.8 million of federal net operating loss carryforward will begin to expire in 2025 and continue to expire through 2037. The Company had a total U.S. state net operating loss carryforward of $408.8 million. State net operating losses of $118.5 million do not expire. The remaining state net operating loss carryforward of $290.3 million will begin to expire in 2025 and continue to expire through 2044.

As of December 31, 2024, the Company had federal research and development credits of $12.3 million, which will begin to expire in 2030 and state research and development credits of $8.4 million which are not currently subject to expiration. Utilization of the operating loss and tax credits may be subject to annual limitation due to the ownership change limitations provided by the Code and similar state provisions. Such an annual limitation could result in the expiration of net operating loss and tax credit carryforwards before utilization.

Federal and state laws impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an ownership change for tax purposes, as defined in Section 382 of the Internal Revenue Code. As a result of such ownership changes, the Company’s ability to realize the potential future benefit of tax losses and tax credits that existed at the time of the ownership change may be significantly reduced. The Company’s deferred tax asset and related valuation allowance would be reduced, as a result. The Company has not performed a Section 382 study to determine the amount of reduction, if any. Unrecognized tax benefits as of December 31, 2024 have been recorded as an offset to federal and state research and development credit carryforwards.

Unrecognized Tax Benefits

A reconciliation of the total unrecognized tax benefits for the periods presented was as follows (in thousands):

	December 31,
	2024	2023
Balance, beginning of year	$3,781	$3,027
Increase related to prior years positions	—	—
Decrease related to current year positions	—	—
Increase related to current year positions	642	754

Balance, end of year	$4,423	$3,781

The Company does not have any material accrued interest or penalties associated with unrecognized tax benefits. The Company does not believe it is reasonably possible that its unrecognized tax benefits will significantly change within the next twelve months.

The Company files income tax returns in the United States, various U.S. states and Mexico. The Company is not under examination by income tax authorities in federal, other states, or other jurisdictions. All tax returns remain open for examination by federal, state, and foreign authorities for three, four, and five years, respectively, from the date of utilization of any net operating loss or credits.

10. Net Loss per Share

The following outstanding potentially dilutive shares have been excluded from the calculation of diluted net loss per share due to their anti-dilutive effect (in thousands):

	Years Ended December 31,
	2024	2023	2022
Stock options to purchase common stock	1,385	1,935	2,602
Restricted stock units	3,437	2,593	1,593
Performance stock units	264	197	47
Shares committed under ESPP	674	318	90
Warrant to purchase common stock	63	63	63

Total	5,823	5,106	4,395

11. Segment and Geographic Information

The accounting policies of the Company’s reportable segment are the same as those described in the summary of significant accounting policies. The key measure of segment profit or loss that the CODM uses to allocate resources and assess performance is the Company’s net loss, as reported on the accompanying statements of operations. Net income is used to monitor budget versus actual results.

There are no intra-entity sales or transfers. All expense categories on the accompanying statements of operations are significant and there are no other expense categories regularly provided to the CODM beyond those disclosed in the accompanying statements of operations. The CODM manages the business using expense information as well as regularly provided budgeted or forecasted expense information for the single operating segment. The measure of segment assets is reported on the balance sheets as total consolidated assets with particular emphasis on the Company’s available liquidity, including its cash, cash equivalents, restricted cash, and short-term investments.

The Company operates a manufacturing facility in Mexico. The Company’s long-lived tangible assets, net, as well as the Company’s operating lease right-of-use assets recognized on the balance sheets, located in Mexico were $6.4 million as of December 31, 2024.

12. Workforce Reduction

In order to improve operational efficiencies, reduce operating expenses and streamline its overall organizational structure, the Company implemented two organizational restructuring plans to reduce its workforce in the fourth quarter of 2023 and May 2024 and incurred restructuring charges of $2.5 million in fiscal year 2023 and $2.7 million through the first half of fiscal year 2024 for employee severance and other termination benefits.

In connection with steps the Company is taking to help optimize its commercial organization, and to help improve operational efficiencies and reduce operating expenses to align with anticipated revenue growth, in the third quarter of 2024, the Company completed an additional restructuring plan primarily impacting its commercial organization. The Company incurred restructuring charges of $1.4 million in the third quarter of 2024 for employee severance and other termination benefits associated with this restructuring.

In January 2025, the Company implemented another restructuring plan and, as a result, estimated and recognized restructuring charges of $1.5 million as of December 31, 2024 for employee severance and other termination benefits. Restructuring accruals are based upon management estimates at the time and are subject to change depending upon changes in facts and circumstances subsequent to the date the original liability was recorded.

The following table sets forth severance and related benefits charges included in the statements of operations (in thousands):

	Years Ended December 31,
	2024	2023
Cost of revenue	$579	$129
Research and development	2,107	739
Sales and marketing	2,149	1,294
General and administrative	720	370

Total	$5,555	$2,532

For the year ended December 31, 2024, changes in liabilities resulting from the restructuring accruals, which were recorded in accrued compensation and related benefits on the balance sheet, were as follows (in thousands):

Balance as of December 31, 2023	$854
Charges	5,555
Payments and other adjustments	(4,908)

Balance as of December 31, 2024	$1,501

13. Subsequent Event

Private Placement

On January 3, 2025, the Company entered into the Securities Purchase Agreements with various investors, including certain members of the Company’s Board of Directors and management (the Investors) for the issuance and sale by the Company of an aggregate of 863,340 shares of Series A Preferred Stock, par value $0.001 per share, at a purchase price of $200.00 per share in the Private Placement. Pursuant to the Certificate of Designation that was filed with the Delaware Secretary of State on January 7, 2025 (the Certificate of Designation), each share of Series A Preferred Stock will convert into common stock at the conversion price of $0.80 per share, subject to approval of such conversion being received at the Company’s special meeting of stockholders to be held on March 5, 2025, and other terms and limitations contained in the Certificate of Designation. The Securities Purchase Agreements include customary representations, warranties and covenants by the parties to the agreements.

The sale of 843,908 shares of Series A Preferred Stock to institutional investors closed on January 8, 2025, with gross proceeds, before deducting placement agent fees and other offering expenses, of $168.8 million. An additional $3.9 million, for 19,432 shares of Series A Preferred Stock, will be invested by certain members of the Company’s Board of Directors and management, subject to approval of such issuance being received at the Company’s special meeting of stockholders. The Company expects to use the net proceeds from the Private Placement for general corporate purposes.

Registration Rights Agreement

In connection with the Private Placement, the Company also entered into a Registration Rights Agreement, dated January 3, 2025 (the Registration Rights Agreement), with the Investors, which provides that the Company will register the resale of the shares of common stock issuable upon conversion of the Series A Preferred Stock. The Company is required to prepare and file an initial registration statement with the SEC as soon as reasonably practicable, but in no event later than 60 days after the closing of the Private Placement, and to use best efforts to have the registration statement declared effective within 50 days after the filing of the initial registration statement with the SEC, subject to the approval of the conversion of the Series A Preferred Stock being received at the Company’s special meeting of stockholders. The Registration Rights Agreement also contains customary provisions including, among other things, provisions relating to indemnification and expenses.

From the date that is six months following the date of the first issuance of the Series A Preferred Stock (the Six Month Date) until receipt of stockholder approval of the conversion of the Series A Preferred Stock into shares of common stock in accordance with Nasdaq Stock Market Rules (the Conversion Proposal), dividends will accrue, on all issued and outstanding shares of Series A Preferred Stock, at an annual rate of eight percent (8%) compounded annually on the original per share price of $200.00 (plus any such accreted compounded amounts); provided that such annual dividend rate shall increase by two percent (2%) on each one year anniversary of the Six Month Date if the stockholder approval of the Conversion Proposal is not obtained by such time (collectively, the Accruing Dividends). Such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Company shall be under no obligation to pay such Accruing Dividends, other than as expressly provided in the Certificate of Designations.

Perceptive Credit Agreement

On January 3, 2025, the Company entered into a senior secured credit facility for borrowings up to an aggregate principal amount of $125.0 million pursuant to the Perceptive Credit Agreement among Perceptive Credit Holdings IV, LP, as administrative agent (Agent), the lenders from time to time party thereto and the Company. Pursuant to the terms and conditions of the Perceptive Credit Agreement, the lenders agreed to extend term loans to the Company in an aggregate principal amount of up to $125.0 million, comprised of (i) a term loan of $100.0 million (the Initial Term Loan), which was funded on January 8, 2025 (the Closing Date), and (ii) a delayed draw term loan of up to $25.0 million (the Delayed Draw Loan). The Initial Term Loan and the Delayed Draw Loan are referred to collectively as the Loans. The Delayed Draw Loan is available for funding until July 14, 2027, subject to the achievement of a specific revenue milestone and other customary conditions.

On the Closing Date, the Company borrowed the initial term loan in the principal amount of $100.0 million, and used the proceeds of such loan, together with cash on hand, to repay in full the $200.0 million due under its two existing senior secured credit facilities with (i) SLR Investment Corp. and (ii) ABL Lender. After repayment in full, the SLR Credit Facilities were terminated as of the Closing Date.

The principal amount outstanding under the Loans will accrue interest at a rate per annum equal to (i) the greater of (a) one-month term SOFR or (b) 4.00% per annum, plus (ii) an applicable margin of 8.00%, payable monthly in arrears. During the first two years after the Closing Date, a portion of the accrued interest equal to 1.50% per annum will be paid in kind and added to the principal amount of the Loans on each monthly interest payment date. The outstanding principal amount of the Loans will be due and payable on the five year anniversary of the Closing Date (the Maturity Date).

The Company paid the lenders a non-refundable closing fee in the amount of $1.0 million in respect of the Initial Term Loan on the Closing Date. The Company is obligated to pay the lenders a non-refundable closing fee in the amount of $250,000 in respect of the Delayed Draw Loan, to be due and payable upon the funding of the Delayed Draw Loan.

The Company may voluntarily prepay the outstanding Loans, subject to a prepayment premium of (i) 10.0% of the principal amount of the prepaid Loans, if prepaid prior to or on the first anniversary of the Closing Date, (ii) 8.0% of the principal amount of the prepaid Loans, if prepaid after the first anniversary of the Closing Date through and including the second anniversary of the Closing Date, (iii) 4.0% of the principal amount of the prepaid Loans, if prepaid after the second anniversary of the Closing Date through and including the third anniversary of the Closing Date, (iv) 2.0% of the principal amount of the prepaid Loans, if prepaid after the third anniversary of the Closing Date through and including the fourth anniversary of the Closing Date, and (v) 0.00% of the principal amount of the prepaid Loans, if prepaid after the fourth anniversary of the Closing Date.

The Perceptive Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, requirements as to financial reporting and insurance and restrictions on the Company’s ability to dispose of its business or property, to change its line of business, to liquidate or dissolve, to enter into any change in control transaction, to merge or consolidate with any other entity or to acquire all or substantially all the capital stock or property of another entity, to incur additional indebtedness, to incur liens on its property or to pay any dividends or other distributions on capital stock, in each case with certain exceptions. The Company has also agreed to certain financial covenants that require the Company to (i) maintain a minimum cash balance of at least $10.0 million in accounts subject to control agreements in favor of Agent, and (ii) achieve certain trailing twelve-month net revenue targets as set forth in the Perceptive Credit Agreement.

In addition, the Perceptive Credit Agreement contains customary events of default that entitle the Agent to cause the Company’s indebtedness under the Perceptive Credit Agreement to become immediately due and payable, and to exercise remedies against the Company and the collateral securing the obligations owed under the Perceptive Credit Agreement. Under the Perceptive Credit Agreement, an event of default will occur if, among other things, the Company fails to make payments under the Perceptive Credit Agreement, the Company breaches certain covenants under the Perceptive Credit Agreement, subject to specified cure periods with respect to certain breaches, a material adverse change or a material regulatory event has occurred under the Perceptive Credit Agreement, or the Company or its assets become subject to certain legal proceedings, such as bankruptcy proceedings. Upon the occurrence and for the duration of an event of default, an additional default interest rate equal to 4.0% per annum will apply to all obligations owed under the Perceptive Credit Agreement.

Warrant

On the Closing Date, the Company issued to Perceptive Credit Holdings IV, LP as the initial lender a warrant to purchase 5,625,000 of shares of the Company’s Common Stock (the Closing Date Warrant), at an exercise price equal to $0.80. If the Company draws the Delayed Draw Loan, the Company is required to issue additional warrant(s) to the lenders to purchase 1,406,250 of shares of the Company’s Common Stock (the Delayed Draw Warrant), at an exercise price equal to the average closing price of the Company’s Common Stock for the 5 trading days immediately preceding the issuance date of the Delayed Draw Warrant. Both the Closing Date Warrant and the Delayed Draw Warrant, if issued, are exercisable during the seven years after the date of issuance.